EXHIBIT 5.1

February 9, 2006

Shineco, Inc.
Room 3106, BLD B, #39 East Ring Road
Chaoyang District, Beijing 100022
PR China

                    Re:       SB-2 Registration Statement

Gentlemen,

         I have acted as counsel for Shineco, Inc., a Delaware corporation (the “Company”) in connection with the public offering of 2,229,102  shares of common stock, par value $.001 per share, of which 229,102 shares are being sold by certain selling shareholders (the “Selling Shareholders”) and the balance of 2,000,000 shares are being sold by the Company on a “best efforts basis”, pursuant to a registration statement (the “Registration Statement”) on Form SB-2 filed with the Securities and Exchange Commission.

         For purposes of this opinion, I have examined the original or photo static or certified copies of the articles of incorporation, by-laws, stock records, corporate minutes and certain other records of the Company deemed relevant by me, certificates of officers or representatives of the Company and others, and al such other documents as I deemed relevant or necessary as a basis for the opinions set forth herein. In such examination, I have assumed the genuineness off all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified or photo static copies, and the authenticity of the originals of such latter documents.

         Based upon the above, I am aware of the opinion that:

  The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware.

February 9, 2006
Shineco, Inc.

  The shares being sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

  The 2,000,000 shares of common stock of the Company, which may be sold, have been validly authorized and when so issued and duly delivered against payment therefore as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         I hereby consent to the reference to my firm under the heading “Legal matters” in the Prospectus contained in the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto.

Yours truly,

/s/ Steven L. Siskind

Steven L. Siskind
SLS/mc